Exhibit 8.3.7

AMENDMENT TO
AGREEMENT

The Agreement dated May 13, 1997, as amended January 1, 1999, May 1, 2001, and March 15, 2005 (the "Agreement"), by and between The Dreyfus Corporation and each of American Fidelity Assurance Company, and American Fidelity Securities, Inc. is hereby amended, as follows:

1.	Schedule A to the Agreement is hereby deleted, and replaced with the Schedule A attached hereto.

2.	The following paragraphs are hereby added to the Agreement:

16.
The provisions of this Agreement and its accompanying Schedules and Exhibits, are applicable only to the Dreyfus dealer code 3677, and do not apply to any other relationship by and between the parties. Any addition, deletion or modification of a dealer code may only be made pursuant to a written instrument signed by each party. Client is solely responsible for coding the correct dealer code on each account.

17.
Any and all disputes by the Client regarding payment under the terms of the Agreement and this Schedule A must be made within 30 days of receipt of payment by the Client and after such 30 days has lapsed such disputes will only be considered by The Dreyfus Corporation at its sole discretion.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment as of this 1st day of November, 2010.

AMERICAN FIDELITY ASSURANCE COMPANY		AMERICAN FIDELITY SECURITIES, INC.

By:	/s/ David R. Carpenter	By:	/s/ Nancy Steeber

Name:	David R. Carpenter	Name:	Nancy Steeber

Title:	President	Title:	President

THE DREYFUS CORPORATION

By:	/s/ Bradley Skapyak

Name:	Bradley Skapyak

Title:	COO

Date:	2/4/11

SCHEDULE A

Fund Code	Fund Name	Share Class

152	Dreyfus Variable Investment Fund - International Value Portfolio	Initial Shares
175	Dreyfus Investment Portfolios - Technology Growth Portfolio	Initial Shares
111	The Dreyfus Socially Responsible Growth Fund, Inc.	Initial Shares
763	Dreyfus Stock Index Fund, Inc.	Initial Shares